UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Western Sierra Bancorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 15, 2005

Dear Shareholders:

You are cordially invited to attend Western Sierra Bancorp’s Annual Meeting of Shareholders which will be held at Cameron Park Country Club, 3201 Royal Drive, Cameron Park, California, on Tuesday, May 17, 2005, at 5:00 p.m.

At the Meeting, shareholders will be asked to elect directors for the ensuing year, approve technical amendments to the Bancorp’s stock option plans and ratify the appointment of accountants.  Information regarding the nominees for election of directors, technical amendments to the Bancorp’s stock option plans and ratification of the appointment of accountants is set forth in the accompanying Proxy Statement.

It is important that your shares be represented at the Meeting, whether or not you plan to attend.  Please indicate on the enclosed proxy card your vote on the matters presented, and sign, date and return the proxy card in the enclosed envelope.  If you do attend the Meeting and wish to vote in person, your proxy will be withdrawn at that time.  We urge you to vote “FOR” the election of all of the nominees named in the Proxy Statement, “FOR” approval of the technical amendments to the Bancorp’s stock option plans and “FOR” ratification of the appointment of accountants.

/s/ Charles W. Bacchi
Charles W. Bacchi
Chairman of the Board

WESTERN SIERRA BANCORP

4080 Plaza Goldorado Circle

Cameron Park, California 95682

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 17, 2005

TO THE SHAREHOLDERS OF

WESTERN SIERRA BANCORP:

Notice is hereby given that the Annual Meeting of Shareholders (the “Meeting”) of Western Sierra Bancorp (the “Bancorp”) will be held at the Cameron Park Country Club, 3201 Royal Drive, Cameron Park, California, on Tuesday, May 17, 2005 at 5:00 p.m. for the purpose of considering and voting upon the following matters:

1.                                      Election of Directors.  To elect 10 persons to serve as directors of the Bancorp until their successors are duly elected and qualified.

Charles W. Bacchi	Jan T. Haldeman
Matthew Bruno	Howard A. Jahn
Lary A. Davis	Alan J. Kleinert
William M. Eames	Lori A. Warden
William J. Fisher	Gary D. Gall

2.                                      Approval of Technical Amendments to the Bancorp’s Stock Option Plans.  To approve technical amendments to the Bancorp’s stock option plans as more fully described in the proxy statement.

3.                                      Ratification of Appointment of Accountants.  To ratify the appointment of Perry-Smith LLP as the Bancorp’s independent public accountants.

4.                                      Transaction of Other Business.  To transact such other business as may properly come before the Meeting and any adjournment or adjournments thereof.

The board of directors has fixed the close of business on April 6, 2005 as the record date for determination of shareholders entitled to notice of, and to vote at, the Meeting.

The Bylaws of the Bancorp set forth the following procedures for nominations to the board of directors:

Nominations for election of members of the board may be made by the board or by any holder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors.  Notice of intention to make any nominations (other than for persons named in the notice of the meeting called for the election of directors) shall be made in writing and shall be delivered or mailed to the president of the corporation by the later of: (i) the close of business twenty-one (21) days prior to any meeting of shareholders called for the election of directors; or (ii) ten (10) days after the date of mailing of notice of the meeting to shareholders.  Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the corporation owned by the notifying shareholder; (f) the number of shares of capital stock of any bank, bank holding company, savings and loan association or other depository institution owned beneficially by the nominee or by the notifying shareholder and the identities and locations of any such institutions; and (g) whether the proposed nominee has ever been convicted of or pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition in bankruptcy or been adjudged bankrupt.  The notification shall be signed by the nominating shareholder and by each nominee, and shall be accompanied by a written consent to be named as a nominee for election as a director from each proposed nominee.  Nominations not made in accordance with these procedures shall be disregarded by the chairperson of the meeting, and upon his or her instructions, the inspectors of election shall disregard all votes cast for each such nominee.  The foregoing requirements do not apply to the nomination of a person to replace a proposed nominee who has become unable to serve as a director between the last day for giving notice in accordance with this paragraph and the date of election of directors if the procedure called for in this paragraph was followed with respect to the nomination of the proposed nominee.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Anthony J. Gould
Dated: April 15, 2005	Anthony J. Gould, Secretary

WE URGE YOU TO VOTE IN FAVOR OF MANAGEMENT’S PROPOSALS BY SIGNING AND RETURNING THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.  THE ENCLOSED PROXY IS SOLICITED BY THE BANCORP’S BOARD OF DIRECTORS.  ANY SHAREHOLDER GIVING A PROXY MAY REVOKE IT PRIOR TO THE TIME IT IS VOTED BY FILING WITH THE SECRETARY OF THE BANCORP AN INSTRUMENT REVOKING IT OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.  PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING SO THAT WE CAN ARRANGE ADEQUATE ACCOMMODATIONS.

WESTERN SIERRA BANCORP

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 17, 2005

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of Proxies for use at the 2005 Annual Meeting of Shareholders (the “Meeting”) of Western Sierra Bancorp (the “Bancorp”) to be held on Tuesday, May 17, 2005 at 5:00 p.m. at the Cameron Park County Club, 3201 Royal Drive, Cameron Park, California, and at any and all adjournments thereof.

It is anticipated that this Proxy Statement and the accompanying Notice and form of Proxy will be mailed to shareholders eligible to receive notice of, and to vote at, the Meeting on or about April 15, 2005.

Revocability of Proxies

A form of Proxy for voting your shares at the Meeting is enclosed.  Any shareholder who executes and delivers such Proxy has the right to and may revoke it at any time before it is exercised by filing with the Secretary of the Bancorp an instrument revoking it or a duly executed Proxy bearing a later date.  In addition, the powers of the proxyholders will be suspended if the person executing the Proxy is present at the Meeting and elects to vote in person by advising the chairman of the Meeting of his or her election to vote in person, and voting in person at the Meeting.  Subject to such revocation or suspension, all shares represented by a properly executed Proxy received in time for the Meeting will be voted by the proxyholders in accordance with the instructions specified on the Proxy.  UNLESS OTHERWISE DIRECTED IN THE ACCOMPANYING PROXY, THE SHARES REPRESENTED BY YOUR EXECUTED PROXY WILL BE VOTED “FOR” ELECTION OF THE DIRECTORS NAMED HEREIN, “FOR” APPROVAL OF THE TECHNICAL AMENDMENTS TO THE COMPANY’S STOCK OPTION PLANS, “FOR” THE RATIFICATION OF PERRY-SMITH LLP AS THE BANCORP’S INDEPENDENT PUBLIC ACCOUNTANTS AND IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE MEETING, SUCH PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.

Persons Making the Solicitation

This solicitation of Proxies is being made by the Bancorp’s board of directors (the “Board”).  The expense of preparing, assembling, printing and mailing this Proxy Statement and the materials used in the solicitation of Proxies for the Meeting will be borne by the Bancorp.  It is contemplated that Proxies will be solicited principally through the use of the mail, but directors, officers and employees of the Bancorp may solicit Proxies personally or by telephone, without receiving special compensation therefore.  In addition, the Bancorp may use the services of individuals or companies it does not regularly employ in connection with this solicitation of Proxies, if management determines it to be advisable.

VOTING SECURITIES

There were issued and outstanding 7,691,479 shares of the Bancorp’s common stock (“Common Stock”) on April 6, 2005 which has been fixed as the record date for the purpose of determining shareholders entitled to notice of, and to vote at, the Meeting (the “Record Date”).  On any matter submitted to the vote of the shareholders, each holder of Common Stock will be entitled to one vote, in person or by Proxy, for each share of Common Stock he or she held of record on the books of the Bancorp as of the Record Date.  In connection with the election of directors, there is no cumulative voting.  The effect of broker non-votes is that such votes are not counted as being voted; however such votes are counted for purposes of determining a quorum.  The effect of a vote of abstention on any matter is that such vote is not counted as a vote for or against the matter, but is counted as an abstention.

SHAREHOLDINGS OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Management of the Bancorp knows of one financial institution that owns approximately 5.7% of outstanding shares of Common Stock.  Other than this institution, management does not know of any person who owns, beneficially or of record, either individually or together with associates, 5 percent (5%) or more of the outstanding shares of Common Stock, except as set forth in the table below.

The following table sets forth, as of March 1, 2005, the number and percentage of shares of Common Stock beneficially owned, directly or indirectly, by each of the Bancorp’s directors, named executive officers and principal shareholders and by the directors and executive officers of the Bancorp as a group.  The shares “beneficially owned” are determined under Securities and Exchange Commission Rules, and do not necessarily indicate ownership for any other purpose.  In general, beneficial ownership includes shares over which the director, principal shareholder or executive officer has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of March 1, 2005.  Each person in the table, except as noted has sole voting and investment powers over the shares beneficially owned.

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Directors and Named Executive Officers

Charles W. Bacchi	275,562	(1)	3.59%

Matthew A. Bruno, Sr.	282,126	(2)	3.68%

Lary Davis	52,481	(3)	*

William M. Eames	366,799	(4)	4.78%

William J. Fisher	275,974	(5)	3.59%

Gary D. Gall	230,656	(6)	2.98%

Howard A. Jahn	54,461	(7)	*

Alan J. Kleinert	352,910	(8)	4.59%

Thomas J. Manz	26,503	(9)	*

Douglas A. Nordell	50,497	(10)	*

Lori A. Warden	215,895	(11)	2.82%

Kirk N. Dowdell	49,337	(12)	*

John G. Briner	17,611	(13)	*

Wayne D. Koonce	15,735	(14)	*

Anthony J. Gould	23,460	(15)	*

Jan T. Haldeman	279,808	(16)	3.65%

All Directors and Executive Officers as a Group (16 in all)	1,083,033	(17)	13.67%

Principal Shareholder

Banc Fund V L.P.	254,064	(18)	5.7%

*  denotes less 1%

(1)                                  Mr. Bacchi has shared voting and investment powers as to 263,361 shares of which 157,139 shares and 90,658 shares are owned in his capacity as a co-trustee for the Bancorp’s ESOP and the Bancorp’s 401(k) Plan, respectively.  Mr. Bacchi disclaims beneficial ownership as to those shares beneficially owned by him as a co-trustee of the ESOP and 401(k) Plan to the extent of pass-through voting and investment rights exercised by participants of the ESOP and 401(k) Plan.  The total amount also includes 12,201 shares acquirable by exercise of stock options.

(2)                                  Mr. Bruno has shared voting and investment powers as to 247,797 shares of which 157,139 shares and 90,658 shares are owned in his capacity as a co-trustee for the Bancorp’s ESOP and the Bancorp’s 401(k) Plan, respectively.  Mr. Bruno disclaims beneficial ownership as to those shares beneficially owned by him as a co-trustee of the ESOP and 401(k) Plan to the extent of pass-through voting and investment rights exercised by participants of the ESOP and 401(k) Plan.  The total amount also includes 6,579 shares acquirable by exercise of stock options.

(3)                                  Mr. Davis has shared voting and investment powers as to 31,240 of these shares, and the total amount includes 21,241 shares acquirable by exercise of stock options.

(4)                                  Mr. Eames has shared voting and investment powers as to 247,797 shares of which 157,139 shares and 90,658 shares are owned in his capacity as a co-trustee for the Bancorp’s ESOP and the Bancorp’s 401(k) Plan, respectively.  Mr. Eames disclaims beneficial ownership as to those shares beneficially owned by him as a co-trustee of the ESOP and 401(k) Plan to the extent of pass-through voting and investment rights exercised by participants of the ESOP and 401(k) Plan.  The amount includes 3,180 shares acquirable by exercise of stock options.

(5)                                  Mr. Fisher has shared voting and investment powers as to 258,982 shares of which 157,139 shares and 90,658 shares are owned in his capacity as a co-trustee for the Bancorp’s ESOP and the Bancorp’s 401(k) Plan, respectively.  Mr. Fisher disclaims beneficial ownership as to those shares beneficially owned by him as a co-trustee of the ESOP and 401(k) Plan to the extent of pass-through voting and investment rights exercised by participants of the ESOP and 401(k) Plan.  The total amount also includes 16,992 shares acquirable by exercise of stock options.

(6)                                  Mr. Gall has shared voting and investment powers as to 118,594 of these shares, and the total amount includes 75,065 shares acquirable by exercise of stock options.

(7)                                  The amount includes 6,640 shares acquirable by exercise of stock options

(8)                                  Mr. Kleinert has shared voting and investment powers as to 247,797 shares of which 157,139 shares and 90,658 shares are owned in his capacity as a co-trustee for the Bancorp’s ESOP and the Bancorp’s 401(k) Plan, respectively.  Mr. Kleinert disclaims beneficial ownership as to those shares beneficially owned by him as a co-trustee of the ESOP and 401(k) Plan to the extent of pass-through voting and investment rights exercised by participants of the ESOP and 401(k) Plan.  The total amount also includes 20,941 shares acquirable by exercise of stock options.

(9)                                  Mr. Manz has shared voting and investment powers as to 6,099 of these shares, and the total amount includes 6,104 shares acquirable by exercise of stock options.

(10)                            Mr. Nordell has shared voting and investment powers as to 23,908 of these shares, and the total amount includes 6,739 shares acquirable by exercise of stock options.

(11)                            Ms. Warden has shared voting and investment powers as to 214,745 of these shares, and the total amount includes 1,150 shares acquirable by exercise of stock options.

(12)                            The amount includes 41,837 shares acquirable by exercise of stock options.

(13)                            Mr. Briner has shared voting and investment powers as to 16,411 of these shares, and the total amount includes 1,200 shares acquirable by exercise of stock options.

(14)                            The amount includes 9,592 shares acquirable by exercise of stock options.

(15)                            The amount includes 20,700 shares acquirable by exercise of stock options.

(16)                            Mr. Haldeman has shared voting and investment powers as to 247,797 shares of which 157,139 shares and 90,658 shares are owned in his capacity as a co-trustee for the Bancorp’s ESOP and the Bancorp’s 401(k) Plan, respectively.  Mr. Haldeman disclaims beneficial ownership as to those shares beneficially owned by him as a co-trustee of the ESOP and 401(k) Plan to the extent of pass-through voting and investment rights exercised by participants of the ESOP and 401(k) Plan.  The total amount also includes 8,506 shares acquirable by exercise of stock options.

(17)                            The amount includes 258,667 shares acquirable by exercise of stock options.

(18)                            Information based on Schedule 13G filing with the SEC.  The address given for Banc Fund V, L. P. is 208 S. LaSalle Street, Chicago, IL 60604.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Bancorp’s directors and certain executive officers and persons who own more than ten percent of a registered class of the Bancorp’s equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  The Reporting Persons are required by Securities and Exchange Commission regulation to furnish the Bancorp with copies of all Section 16(a) forms they file.

To the knowledge of the Bancorp, based solely on its review of the copies of such forms received by it, or written representations from the Reporting Persons, all of the insiders of the Bancorp complied with all filing requirements during 2004.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Bancorp is committed to having sound corporate governance principles which are important to the way the Bancorp manages its business and to maintaining the Bancorp’s integrity in the marketplace.  The Bancorp’s charters of the Audit Committee, Governance Committee and Compensation  Committee of the Bancorp’s Board of Directors are available at http://www.westernsierrabancorp.com.

Board Independence

The Board has determined that constituting a majority of the directors standing for re-election are “independent” within the meaning of the director independence standards set by the Nasdaq Stock Market, Inc. (“Nasdaq”) and the Securities and Exchange Commission (“SEC”), as currently in effect and as they may be changed from time to time.  Furthermore, the Board has determined that each of the current members of the Audit Committee and Governance Committee and Compensation  Committee are “independent” within such director independence standards and that each member of the Audit Committee satisfies the financial literacy requirements set forth under Rule 4350(d)(2) of the Nasdaq Rules.

Financial Expert

The Board has determined that Lary A. Davis and William M. Eames meet all of the attributes of an “audit committee financial expert” and “independence” as those meanings is defined by the applicable rules and regulation of the SEC and NASDAQ.

Consideration of Director Nominees

Shareholder nominees

The Company’s Governance Committee will consider nominees to the Board proposed by shareholders, although the Governance Committee has no formal policy with regard to shareholder nominees as it considers all nominees on their merits as discussed below.  Any shareholder nominations proposed for consideration by the Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary
Western Sierra Bancorp
4080 Plaza Goldorado Circle
Cameron Park, CA 95682

In addition, the bylaws of the Bancorp permit shareholders to nominate directors for consideration at an annual shareholder meeting.  For a description of the process for nominating directors in accordance with the bylaws, please see the notice to this proxy statement.

Selection and Evaluation of Director Candidates

The Governance Committee is responsible for identifying candidates for membership on the Board and makes determinations as to whether to recommend such candidates nomination to the Board based on their character, judgment, and business experience, as well as their ability to add to the Board’s existing strengths.  This assessment typically includes issues of expertise in industries important to the Bancorp, functional expertise in areas such as marketing, human resources, operations, finance and information technology and an assessment of an individual’s abilities to work constructively with the existing Board and management, all in the context of an assessment of the perceived needs of the Board at that point in time.  The Governance Committee does not have any written specific minimum qualifications or skills that the committee believes must be met by either a committee-recommended or a shareholder-recommended candidate in order to serve on the committee.  The Governance Committee identifies nominees by first evaluating the current members of the Board of Directors qualified and willing to continue in service.  Current members of the Board with skills and experience that are relevant to the Bancorp’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective.  If any member of the Board does not to wish to continue in service or if the Governance Committee or the Board decided not to re-nominate a member for re-election, the Governance Committee identifies the desired skills and experience of a new nominee in light of the following criteria.  When identifying and evaluating new directors, the Governance Committee considers the diversity and mix of the existing board of directors, including, but not limited to, such factors as: the age of the current directors, their geographic location (being a community bank, there is a strong preference for local directors), minority and female representation on the Board of Directors, employment experience, community representation, public interest considerations and the implementation of the Bancorp’s  strategic plan.  Among other things, when examining a specific candidate’s qualifications, the Governance Committee considers: the ability to represent the best interest of the Bancorp, existing relationships with the Bancorp, interest in the affairs of the Bancorp and its purpose, the ability to fulfill director responsibilities, leadership skill, reputation within the Bancorp’s community, community service, integrity, business judgment, ability to develop business for the Bancorp and the ability to work as a member of a team.  The Bylaws of the Bancorp provide that a mandatory retirement age of qualified directors is seventy-two (72).  The board may override the mandatory retirement with a two-thirds (2/3) majority vote of the Board of Directors to extend the term for one year.  All nominees to be considered at the Meeting were recommended by the Governance Committee.

Communications with the Board and Annual Meeting Attendance

Individuals who wish to communicate with the Bancorp’s Board may do so by sending an e-mail to the Company’s Board at bod@wsnb.com.  Any communications intended for non-management directors should be sent to the e-mail address above to the attention of the Chairperson of the Audit Committee.  The Bancorp does not have a policy regarding Board member attendance at annual meetings of shareholders.  At the Bancorp’s 2004 Annual Meeting of Shareholders, all of the directors of the Bancorp attended.

Code of Ethics

The Bancorp has adopted a Code of Ethics that is applicable to the officers, directors and employees of the Bancorp, including the Bancorp’s principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions.  The Code of Ethics is available on the Company’s website at www.westernsierrabancorp.com.  Amendments to and waivers from the Code of Ethics will also be disclosed on the Bancorp’s website.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The persons named below, all of whom are current members of the Board, will be nominated for election as directors at the Meeting to serve until the 2006 Annual Meeting of Shareholders and until their successors are elected and have qualified.  Votes of the proxyholders will be cast in such a manner as to effect the election of all 10 nominees, as appropriate.  The 10 nominees for directors receiving the most votes will be elected directors.  In the event that any of the nominees should be unable to serve as a director, it is intended that the Proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board.  The Board has no reason to believe that any of the nominees named below will be unable to serve if elected.  Additional nominations for directors may only be made by complying with the nomination procedures which are included in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement.

The following table sets forth, as of February 1, 2005, the names of, and certain information concerning, the persons to be nominated by the Board for election as directors of the Bancorp.

Name and Title Other than Director	Age	Year First Appointed Director	Principal Occupation During the Past Five Years

Charles W. Bacchi Chairman of the Board	61	1993	Partner in Bacchi Ranch, Brush Creek and E Bar LLC, cattle ranches.

Matthew A. Bruno, Sr.	61	2002	President of Turlock Dairy and Refrigeration, an equipment supply and dairy design firm located in Turlock.

Lary A. Davis	51	2000	President of Sonora Regional Medical Center.

William M. Eames	69	2002	President of William M. Eames & Associates (Consulting)

William J. Fisher	57	1993	President/Broker of Pacific States Development Corporation, real estate development and marketing. Mr. Fisher is also an attorney.

Gary D. Gall President and Chief Executive Officer	53	1993	President and Chief Executive Officer of the Bancorp. Mr. Gall has over 30 years of community banking experience.

Jan T. Haldeman	58	2003	President of Haldeman Homes, Inc.

Howard A. Jahn	59	1999	A Partner with Jackson-Jahn Commercial Real Estate. Former Senior Vice President of CB Commercial, a commercial real estate brokerage firm.

Alan J. Kleinert	60	2000	President of Cutler-Segerstrom Insurance and President of Kleinert & van Savoye Corporation (investments). Former Chairman of the Board of Sentinel Community Bank.

Lori A. Warden	48	2002

President of the CASA El Dorado a local nonprofit working with children in court system.

Bank mortgage loan officer with Western Sierra Bank from January 2001 to March 2005. Former Operations Officer with US Bank (1998-2000).

None of the directors were selected pursuant to any arrangement or understanding other than with the directors and executive officers of the Bancorp acting within their capacities as such.  There are no family relationships between any of the directors of the Bancorp.

The Board of Directors and Committees

The Bancorp’s Board held  twelve meetings during 2004.  None of the directors attended less than 75% of all Board meetings and committee meetings (of which they were a member) that were held in 2004.

The Bancorp had a standing Audit Committee, a Governance Committee, Executive Committee, and a Compensation committee.

The Audit Committee

The Audit Committee met eleven times during 2004 and currently consists of Directors Manz (Chairman), Fisher (Vice Chairman), Eames, Davis and Bacchi.  Directors Davis and Eames are each deemed by the Bancorp to be an “audit committee financial expert.”  Directors Davis and Eames each have an understanding of generally accepted auditing principles (GAAP) and have the ability and experience to prepare, audit, evaluate and analyze financial statements which present the breadth and level of complexity of issues that the Bancorp reasonably expects to be raised by the Bancorp’s financial statements.  Director Davis has acquired these attributes as former Treasurer of Adventist Health System-West, a non-profit hospital management corporation, and as former Chief Financial Officer of Sonora Community Hospital.  Director Eames has acquired these attributes as a President and CEO of Bill’s Drugs, one of the top 50 drug chains in the United States.

The Audit Committee oversees the Bancorp’s corporate accounting and reporting practices and the quality and integrity of the Bancorp’s financial statements and reports, selects, hires, oversees and terminates the Bancorp’s independent auditors, monitors the Bancorp’s independent auditors’ qualifications, independence and performance, monitors the Bancorp’s and its affiliates’ compliance with legal and regulatory requirements, oversees all internal auditing functions and controls, and oversees the Bancorp’s and its affiliates’ risk management function.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

 The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors.  These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary.  The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.  The tax fees and other fees paid in 2004 and 2003 were approved per the Audit Committee’s pre-approval policies.

The Governance / Nominating Committee

The Governance / Nominating Committee was established on March 25, 2004, met one time in 2004 and currently consists of Directors  Bacchi (Chairman), Davis (Vice Chairman) , Jahn, and Bruno.  The purposes of the Governance Committee are to oversee the development and periodic review of Corporate Governance Guidelines for the Bancorp, lead the Bancorp and its subsidiary Bank Boards in their annual reviews of their respective Board performances, assist the Bancorp and subsidiary bank’s Boards in identifying individuals qualified to become Board members, recommend to the Bancorp’s Board director nominees for its annual stockholder meetings and recommend to the Bancorp’s and its subsidiary bank’s Boards director nominees for each respective Board’s committees and committee chairs.

The Executive Committee

The Executive Committee met nine times in 2004 and currently consists of Directors Gall (Chairman), Bacchi (Vice Chairman), Bruno, Jahn, and Haldeman.  The purpose of the Executive Committee is to review policies, review human resource issues, consider mergers and acquisitions, facilities planning and participate in strategic planning.

The Compensation Committee

The Compensation Committee met five times in 2004 and currently consists of Directors Eames (Chairman), Kleinert (Vice Chairman), Bacchi, Haldeman, Fischer and Bruno.  The purposes of the Compensation Committee are approving and evaluating the directors’ and officers’ compensation and plans, policies and programs related thereto, overseeing employee compensation and benefits plans, policies and programs, including ensuring that such plans, policies and programs are effective in aligning the interests of the employees with those of the Bancorp’s stockholders. The Compensation Committee also serves as the ESOP/KSOP Committee.

The Investment / ALCO (Asset Liability) Committee

The Investment / ALCO  Committee met four times in 2004 and currently consists of Directors Kleinert (Chairman), Eames (Vice Chairman), Bacchi, Warden and Nordell.  The purposes of the Investment /Compensation Committee is to approve, monitor and insure compliance of the Investment, Interest Rate Risk, Capital, Liquidity , Asset/ Liability and Correspondent Bank policies.  The Committee reviews the performance of the Company’s fixed income portfolio and approves all investments beyond management’s authority.  The Committee also monitors market trends, reviews and approves management’s interest rate risk analysis for all subsidiaries and the Company as a whole.

Audit Committee Report

This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Exchange Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Bancorp specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

Each of the audit committee members satisfies the definition of independent director as established in the NASDAQ listing standards and also satisfies the NASDAQ requirements of financial literacy for audit committee members.  The audit committee has reviewed Bancorp’s audited financial statements and discussed such statements with management.  The audit committee has discussed with Perry-Smith LLP, the Bancorp’s independent auditors during the year 2004, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit and Finance Committees, as amended).

The audit committee received written disclosures and a letter from Perry-Smith LLP, required by Independence Standards Board Standard No. 1, and has discussed with them their independence from management.  The audit committee has also considered whether the independent auditors’ provision of other non-audit services is compatible with the auditors’ independence.

The audit committee is governed by the Audit Committee Charter adopted by the Board and a copy of the Audit Committee Charter was included at the end of last year’s proxy statement.

Based on the review and discussions noted above, the audit committee recommended to the Board that the Bancorp’s audited financial statements be included in the Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

The audit committee has also confirmed that there have been no new circumstances or developments since their respective appointments to the audit committee that would impair any member’s ability to act independently.

Director Compensation

The Chairman of the Board of the Bancorp receives $4,000 per month for his services.  Outside directors of the Bancorp receive a $1, 000 per month retainer and $1,000 for each Board meeting attended.  In addition the Chairman of the Compensation, Investment / ALCO and Audit Committee receive $3,000 annually for their service.

Directors of each of the subsidiary bank receive between $300 and $400 per month from the subsidiary banks on which they serve. The Chairman of the Board of each of the subsidiary bank receives between $300 and $1,100 per month from the subsidiary banks on which they serve. Loan Committee members of the subsidiary banks receive $4,000 annually and the Chairman of the Loan Committee receives up to $7,000 annually.

Directors have the option of deferring all or a portion of their fees.  This determination is made on annual basis and deferred fees accrue interest at the prime rate.

Directors also from time to time receive stock option grants as part of their compensation.  In November, 1996, each of the then directors of the Bancorp, other than Mr. Gall, was granted stock options to acquire 8,925 shares of Common Stock, all at an exercise price of $4.48 per share.  The options are for a term of ten years expiring in November, 2006.  These options were fully vested upon grant.  In May, 1999, each of the directors of the Bancorp who was a director in 1998, other than Mr. Gall, was granted stock options to acquire 3,826 shares of Common Stock, all at an exercise price of $6.67 per share.  The options are for a term of ten years expiring in May, 2009.  These options were fully vested upon the grant.  During 2000, each of the directors of the Bancorp, other than Mr. Gall participated in Western Sierra Bancorp’s incentive compensation plan and earned a bonus of $7,000 or a stock option grant of 1,736 shares for directors that served the entire year or 1,011 shares for directors that came on the Board during the year from Sentinel Community Bank.  The directors that elected stock options grants were Ms. Cook and Messrs. Bacchi and Scariot, who each received a stock option grant of 1,736 shares and Messrs. Davis and Kleinert, who each received a stock option grant of 1,011 shares.  These stock options were granted on February 22, 2001 with an exercise price of $6.62 per share.

Each of the directors of the Bancorp that served the entire year in 2001, other than Messrs. Gall and Nordell received a stock option grant of 661 shares in January 2002 with an exercise price of $9.83 per share.  The options are for a term of ten years expiring in January 2012, and the options were fully vested at the time of grant. In December 2002, each of the Bancorp’s outside directors received a stock option grant to acquire 630 shares of Common Stock, all at an exercise price of $16.83 per share.  The options are for a term of ten years expiring in December 2012, and the options were fully vested at the time of grant.  In addition at December 31, 2002, outside directors of the Bancorp had the election to take an additional stock option to acquire 1,071 shares of Common Stock at the exercise price of $16.83 per share in lien of directors’ fees for the first six months of 2003.  Messrs. Bacchi, Bruno, Jahn, Davis, Kleinert and Prescott elected to take stock options in lieu of directors’ fees.  Mr. Manz elected to take half in stock options and half in fees.  The stock options are for a term of ten years expiring in December 2012 and were fully vested at time of grant.

In July 2003, outside directors of the Bancorp had the election to take an additional stock option to acquire 1,728 shares of Common Stock at the exercise price of $20.82 per share in lien of directors’ fees for July 2003 through June 2004.  Messrs. Bacchi, Bruno, Jahn, Kleinert, Davis, Manz and Prescott elected to take stock options in lieu of directors’ fees.  Mr. Fisher elected to take 40% in stock options and 60% in fees.  The stock options are for a term of ten years expiring in July 2013 and were fully vested at time of grant.

In January 2004, each of the Bancorp’s outside directors received a stock option grant to acquire 600 shares of Common Stock, all at an exercise price of $31.33 per share.  The options are for a term of ten years expiring in January 2014, and the options were fully vested at the time of grant. In July 2004, outside directors of the Bancorp had the election to take an additional stock option to acquire 1,200 shares of Common Stock at the exercise price of $30.00 per share in lien of directors’ fees for July 2004 through June 2005.  Messrs. Bacchi, Bruno, Jahn, Kleinert, Davis, Manz and Haldeman elected to take stock options in lieu of directors’ fees.  Mr. Fisher elected to take 40% in stock options and 60% in fees.  Mr. Eames elected to take 50% in stock options.  The stock options are for a term of ten years expiring in July 2014 and were fully vested at time of grant.

In January 2005, each of the Bancorp’s outside directors received a stock option grant to acquire 3,000 shares of Common Stock, all at an exercise price of $38.36 per share.  The options are for a term of ten years expiring in January 2015, and the options were 25% vested at the time of grant. All of the option amounts and prices have been adjusted for stock splits and stock dividends.

Certain former Directors have been executed Director Emeritus agreements and been awarded compensation ranging from $500 per month for ten years to $1,000 a month for five years.

PROPOSAL 2

Amendment of the Western Sierra Bancorp’s 1997, 1999, 2003 and 2004 Stock Option Plans

to Designate the Maximum Aggregate Number of Shares

that May Be Issued under each Plan for Incentive Stock Options

In August 2004, the Internal Revenue Service issued final regulations regarding stock options.  Section 1.422-2 of such final regulations requires that a stock option plan providing for the issuance of incentive stock options “must designate the maximum aggregate number of shares that may be issued under the plan through incentive stock options.”  The stock option plans of the Bancorp that require amendment are the Western Sierra Bancorp 1997 Stock Option Plan (“1997 Plan”), the Western Sierra Bancorp 1999 Stock Option Plan (“1999 Plan”), the Auburn Community Bancorp 2003 Stock Option Plan (“2003 Plan”) and the Western Sierra Bancorp 2004 Stock Option Plan (“2004 Plan”).  All of these plans provide a single maximum aggregate number of shares of common stock of Western Sierra Bancorp that may be issued for both incentive stock options and nonqualified stock options.  Therefore, the 1997 Plan, 1999 Plan, 2003 Plan and the 2004 Plan require amendment and shareholder approval to comply with final regulations of the Internal Revenue Service regarding stock options.  The proposed amendments to the 1997 Plan, 1999 Plan, 2003 Plan and 2004 Plan are technical amendments and do not increase the aggregate number of shares allocated to any of the plans.

For the Bancorp’s board of directors to be able to grant future incentive stock options and for previously issued incentive stock options to continue to have favorable federal income tax treatment as incentive stock options, the 1997 Plan, 1999 Plan, 2003 Plan and 2004 Plan must be amended with the approval of shareholders to comply with Section 1.422-2 of the final regulations of the Internal Revenue Service to designate the maximum aggregate number of shares that may be issued as incentive stock options under each plan.  If shareholders do not approve the amendments to 1997 Plan, 1999 Plan, 2003 Plan and 2004 Plan, optionees, with certain exceptions, will lose the favorable federal income tax treatment for incentive stock options.

The Board of Directors of the Bancorp has adopted resolutions amending the 1997 Plan, 1999 Plan, 2003 Plan and 2004 Plan to designate the maximum aggregate number of shares that may be issued as incentive stock options under the each respective plan and believes it is in the best interest of the Bancorp and its shareholders to approve an amendment to the 1997 Plan, 1999 Plan, 2003 Plan and 2004 Plan to designate the maximum aggregate number of shares that may be issued as incentive stock options under each respective plan.

The 1997 Plan was originally allocated 100,000 shares of common stock, which amount is adjusted for stock splits and stock dividends and other changes in capitalization of the Bancorp occurring after the original effective date of the 1997 Plan, and the amendment would expressly designate 100,000 shares of common stock, which amount is adjusted for stock splits and stock dividends and other changes in capitalization occurring after the original effective date of the 1997 Plan as the maximum aggregate number of shares that may be issued as incentive stock options under the 1997 Plan.  The shareholder resolution presented to shareholders to amend the 1997 Plan reads as follows:

RESOLVED, that Section 3 of the Western Sierra Bancorp 1997 Stock Option Plan is amended in the entirety to read as follows (the new added language appears in bold):

3.  Number and Source of Shares of Stock Subject to the Plan. Subject to the provisions of Section 8, the total number of shares of Stock with respect to which Options may be granted under this Plan is 100,000 shares of Stock. The shares of Stock covered by any canceled, expired, or terminated Option or the unexercised portion thereof shall become available again for grant under this Plan. The shares of Stock to be issued hereunder upon exercise of an option may consist of authorized and unissued shares or treasury shares.  Furthermore, the maximum aggregate number of shares that may be issued as incentive stock options under the Plan is 100,000 shares, subject to adjustments as provided in Section 8, hereof.

The 1999 Plan was originally allocated 300,000 shares of common stock, which amount is adjusted for stock splits and stock dividends and other changes in capitalization of the Bancorp occurring after the original effective date of the 1999 Plan, and the amendment would expressly designate 300,000 shares of common stock, which amount is adjusted for stock splits and stock dividends and other changes in capitalization occurring after the original effective date of the 1999 Plan as the maximum aggregate number of shares that may be issued as incentive stock options under the 1999 Plan.  The shareholder resolution presented to shareholders to amend the 1999 Plan reads as follows:

RESOLVED, that Section 5 of the Western Sierra Bancorp 1999 Stock Option Plan is amended in the entirety to read as follows (the new added language appears in bold):

5.             Stock Subject to the Plan

Subject to adjustments as provided in Section 12, hereof, the stock to be offered under the Plan shall be shares of the Bancorp’s authorized but unissued common stock (hereinafter called “stock”) and the aggregate amount of stock to be delivered upon exercise of all options granted under the Plan shall not exceed 300,000 shares.  If any option shall be canceled, surrendered or expire for any reason without having been exercised in full, the underlying shares subject thereto shall again be available for purposes of the Plan.  Furthermore, the maximum aggregate number of shares that may be issued as incentive stock options under the Plan is 300,000 shares, subject to adjustments as provided in Section 12, hereof.

The 2003 Plan was originally allocated 10,000 shares of common stock, which amount is adjusted for stock splits and stock dividends and other changes in capitalization of Auburn Community Bancorp occurring after the original effective date of the 2003 Plan, and the amendment would expressly designate 10,000 shares of common stock, which amount is adjusted for stock splits and stock dividends and other changes in capitalization occurring after the original effective date of the 2003 Plan as the maximum aggregate number of shares that may be issued as incentive stock options under the 2003 Plan.  The shareholder resolution presented to shareholders to amend the 2003 Plan reads as follows:

RESOLVED, that Section 5 of the Auburn Community Bancorp 2003 Stock Option Plan is amended in the entirety to read as follows (the new added language appears in bold):

5.             Stock Subject to the Plan

Subject to adjustments as provided in Section 12, hereof, the stock to be offered under the Plan shall be shares of the Bancorp’s authorized but unissued common stock (hereinafter called “stock”) and the aggregate amount of stock to be delivered upon exercise of all options granted under the Plan shall not exceed 10,000 shares.  If any option shall be canceled, surrendered or expire for any reason without having been exercised in full, the underlying shares subject thereto shall again be available for purposes of the Plan.  Furthermore, the maximum aggregate number of shares that may be issued as incentive stock options under the Plan is 10,000 shares, subject to adjustments as provided in Section 12, hereof.

The 2004 Plan was originally allocated 400,000 shares of common stock, which amount is adjusted for stock splits and stock dividends and other changes in capitalization of the Bancorp occurring after the original effective date of the 2004 Plan, and the amendment would expressly designate

400,000 shares of common stock, which amount is adjusted for stock splits and stock dividends and other changes in capitalization occurring after the original effective date of the 2004 Plan as the maximum aggregate number of shares that may be issued as incentive stock options under the 2004 Plan.  The shareholder resolution presented to shareholders to amend the 2004 Plan reads as follows:

RESOLVED, that Section 5 of the Western Sierra Bancorp 2004 Stock Option Plan is amended in the entirety to read as follows (the new added language appears in bold):

5.             Stock Subject to the Plan

Subject to adjustments as provided in Section 12, hereof, the stock to be offered under the Plan shall be shares of the Bancorp’s authorized but unissued common stock (hereinafter called “stock”) and the aggregate amount of stock to be delivered upon exercise of all options granted under the Plan shall not exceed 400,000 shares.  If any option shall be canceled, surrendered or expire for any reason without having been exercised in full, the underlying shares subject thereto shall again be available for purposes of the Plan.  Furthermore, the maximum aggregate number of shares that may be issued as incentive stock options under the Plan is 400,000 shares, subject to adjustments as provided in Section 12, hereof.

Approval of the amendments to the 1997 Plan, 1999 Plan, 2003 Plan and 2004 Plan to designate the maximum aggregate number of shares that may be issued as incentive stock options under each respective plan requires the affirmative vote of a majority of the outstanding shares of common stock represented and voting at the Meeting.

The Board of Directors recommends that the shareholders vote “FOR” the amendments to the 1997 Plan, 1999 Plan, 2003 Plan and 2004 Plan to designate the maximum aggregate number of shares that may be issued as incentive stock options under each respective plan.

PROPOSAL NO. 3:

RATIFICATION OF APPOINTMENT OF PERRY-SMITH LLP AS

THE BANCORP’S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The firm of Perry-Smith LLP served as independent certified public accountants for the Bancorp through the year 2004.  The Bancorp has selected Perry-Smith LLP to serve as the Bancorp’s independent certified public accountants for the year 2005.  The Bancorp’s board has determined the firm of Perry-Smith LLP to be fully independent of the operations of Bancorp.

Aggregate fees billed by Perry-Smith LLP to the Bancorp for the years ended 2004 and 2003 are as follows:

	2004	2003
Audit fees	$245,200	$192,800
Financial Information Systems	0	0
Design and Implementation	0	0
Audit related fees	19,400	35,800
Tax fees associated with consulting and return preparation	69,700	59,800
All other fees	$14,100	$22,400

The Audit Committee of the Bancorp has considered the provision of non-audit services provided by Perry-Smith LLP to be compatible with maintaining the independence of Perry-Smith LLP.

Perry-Smith LLP audited Bancorp’s financial statements for the year ended December 31, 2004.  It is anticipated that a representative of Perry-Smith LLP will be present at the meeting and will be available to respond to appropriate questions from shareholders at the meeting.

In the event shareholders do not ratify the appointment of Perry-Smith LLP as the Bancorp’s independent certified public accountants for the forthcoming fiscal year, such appointment will be reconsidered by the Bancorp’s Audit Committee and the Board.

Ratification of the appointment of Perry-Smith LLP as the Bancorp’s independent certified public accountants for fiscal year 2005 requires the affirmative vote of a majority of the outstanding shares of the Bancorp’s common stock represented and voting at the meeting.

Management recommends that the shareholders vote “FOR” ratification of the appointment of Perry-Smith LLP as the Bancorp’s independent certified public accountants for 2005.

Executive Officers

The following table sets forth information, as of February 1, 2005, concerning executive officers of the Bancorp. :

Name	Age	Position and Principal Occupation For the Past Five Years

Gary D. Gall	53	President and Chief Executive Officer of the Bancorp.

Kirk N. Dowdell	42

President and Chief Executive Officer of the Western Sierra National Bank (since April 2002) and Executive Vice President of the Bancorp. Former Executive Vice President and Chief Credit Officer of the Bancorp since May 1999, and former Executive Vice President and Chief Credit Officer of Western Sierra National Bank since September, 1997. .

Douglas A. Nordell	56	President and Chief Executive Officer of Lake Community Bank since November, 1998.

John G. Briner	65	Executive Vice President and Chief Operating Officer of the Bancorp since May 2004 and Chief Executive Officer / Chairman of the Board of Auburn Community Bank since 1997.

Wayne D. Koonce	63

Executive Vice President and Chief Credit Officer since April 2004. Former Senior Vice President and Chief Credit Officer of Western Sierra National Bank since July 2003, and Senior Vice President and Credit Administrator of Western Sierra National Bank since April 2000.

Anthony J. Gould	42

Executive Vice President and Chief Financial Officer since May 2002. Former Director of Finance and Accounting of Openwave Systems (2001-2002), former Treasurer of Centraal Corp. (2000-2001) and former Executive Vice President, Chief Financial and Chief Operating Officer for Bay Area Bank headquartered in Redwood City, California (1988-1999).

Summary Compensation Table

						Long Term Compensation
Annual Compensation						Awards		Payouts
(a)	(b)	c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus(4) ($)	Other Annual Compensation(1) ($)	Restricted Stock Award(s) ($)	Options/ SARs(2)	LTIP Payouts ($)	All Other Compensation(3) ($)

Gary D. Gall, President &	2004	299,520	375,275	N/A		15,000		13,672
Chief Executive Officer of the Bancorp	2003	284,000	392,311	N/A		15,750		14,727
	2002	245,282	244,015	N/A		15,750		14,993

Kirk N. Dowdell, President and Chief Executive	2004	187,000	179,106	N/A		7,500		12,420
Officer of Western Sierra National Bank and	2003	165,500	194,700	N/A		15,750		14,043
Executive Vice President of the Bancorp	2002	141,250	110,131	N/A		4,960		13,896

Anthony J. Gould, Executive Vice President	2004	140,000	66,521	N/A		4,500		11,044
and Chief Financial Officer. Mr. Gould began	2003	142,800	61,200	N/A		3,150		11,900
employment with the Bancorp in May 2002.	2002	85,500	30,000	N/A		28,350		0

John G. Briner, President and Chief Executive Officer of Auburn Community Bank and Executive Vice President of the Bancorp. Mr. Briner began employment with the Bancorp in December 2003.	2004	162,400	42,660	N/A		3,000		7,633

						Long Term Compensation
Annual Compensation						Awards		Payouts
(a)	(b)	c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus(4) ($)	Other Annual Compensation(1) ($)	Restricted Stock Award(s) ($)	Options/ SARs(2)	LTIP Payouts ($)	All Other Compensation(3) ($)

Wayne D. Koonce, Executive Vice President	2004	107,625	42,960	N/A		3,750		7,299
and Chief Credit Officer of the Bancorp	2003	92,917	40,400	N/A		3,150		7,505
	2002	85,188	17,600	N/A		0		7,491

Douglas Nordell, President	2004	139,975	85,319	N/A		4,500		11,753
& CEO of Lake Community Bank	2003	128,800	64,571	N/A		3,150		13,796
	2002	119,458	55,674	N/A		9,150		11,054

(1)           No named executive officer had perquisites in an amount greater than the lesser of 10% of the total salary and bonus or $50,000.

(2)           These amounts are adjusted for stock dividends and splits.  The Bancorp has no SARs.

(3)           This amount represents the cost of premiums for life insurance and Western Sierra National Bank’s contribution for the 401(k) Plan and ESOP.

(4)           This bonus amount for the year 2004 represents 90% of the 2004 bonus and 10% of the 2003 bonus for each of the named executive officers.  The 10% portion from the prior year bonus is carried forward because that portion is paid in 2005 provided the executive officer remained employed through 2004 by the Bancorp or subsidiary, as applicable.  The 2003 bonus amount includes 90% of the 2003 bonus and 33% of the 2002 bonus.  The 2002 bonus amount includes 67% of the 2002 bonus and 33% of the 2001 bonus.

Option/SAR Grants Table

Option/SAR Grants in Last Fiscal Year

Individual Grants(1)

	Options/SARs Granted	% of Total Options/SARs Granted to Employees	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation For Option Term (10) Years
Name	(#)	in Fiscal Year	($/Share)	Date	5%($)	10%($)

Gary D. Gall	15,000	24.9	$28.73	4/1/2014	271,050	686,895

Kirk N. Dowdell	7,500	12.4	$28.67	3/25/2014	135,214	342,659

Anthony J. Gould	4,500	7.5	$28.67	3/25/2014	81,128	205,595

John G. Briner	3,000	5.0	$28.67	3/25/2014	54,086	137,063

Wayne D. Koonce	3,750	6.2	$28.67	3/25/2014	67,607	171,329

Douglas A. Nordell	4,500	7.5	$28.67	3/25/2014	81,128	205,595

(1)           The Bancorp has no SARs, and the number of options and exercise price are adjusted for stock dividends and splits.

Option/SAR Exercises and Year End Value Table

Aggregated Option/SAR Exercises in Last Fiscal Year and Year End Option/SAR Value

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options/SARs at Year End (#) Exercisable/ Unexercisable(1)	Value of Unexercised In- the-Money Options/ SARs at Year End ($) Exercisable/ Unexercisable(1)

Gary D. Gall	98,445	2,252,295	94,085 / 39,601	2,733,981 / 787,474

Kirk N. Dowdell	0	N/A	37,076 / 19,451	1,032,020 / 344,571

Anthony J. Gould	0	N/A	19,170 / 16,830	431,741 / 338,699

John G. Briner	0	N/A	600 / 2,400	5,816 / 23,264

Wayne D. Koonce	0	N/A	7,865 / 5,898	211,236 / 97,980

Douglas A. Nordell	23,908	447,141	1,638 / 13,437	34,777 / 274,428

(1)           The Bancorp has no SARs.

Employment Contracts

On December 4, 1997, Western Sierra National Bank entered into an agreement with Mr. Gall to provide him with severance benefits of up to two years’ worth of his regular compensation at the time of severance of employment in the event of (i) any merger or consolidation where Western Sierra National Bank is (A) not the surviving or resulting corporation or (B) the surviving corporation and the shareholders of Bancorp at the time immediately prior to such merger will own less than 50% of the voting equity interests of the surviving corporation after such merger, (ii) a transfer of all or substantially all of the assets of Western Sierra National Bank, or (iii) a sale of the equity securities of Bancorp representing more than 50% of the aggregate voting power of all outstanding equity securities of Bancorp to any person or entity, or any group of persons or entities acting in concert (any of these events shall be referred to as an “Acquisition”).  The severance agreement is for a term of 5 years, and in the event of an Acquisition, if Mr. Gall is not given a new employment agreement that is satisfactory to him in his sole discretion within 15 days prior to the date of consummation of the Acquisition, then Western Sierra National Bank shall pay him the severance payment in a lump sum.  The severance agreement was extended for an additional five years in 2002.

Mr. Gall has a salary continuation agreement which provides that Western Sierra National Bank will pay him $165,000 per year for 15 years following his retirement from Western Sierra National Bank at age 60 or later (“Retirement Age”).  During 2004 the cost to the Company for benefits vested under this agreement was approximately $117,000.  In the event of disability while Mr. Gall is actively employed prior to Retirement Age, he will receive a benefit amount that is a percentage of the $165,000 per year for 15 years based on the vesting schedule below beginning at the earlier of the time when he reaches age 65 or the date on which he is no longer entitled to disability benefits provided by Western Sierra National Bank.  In the event of termination with or without cause or voluntary termination, Mr. Gall shall receive a benefit amount that is a percentage of the $165,000 per year based on the vesting schedule below for 15 years beginning with the month following the month in which Mr. Gall attains age 65 or beginning with the month following his death, if earlier.  The vesting schedule is 5.0% per year of service for the first seven years beginning January 9, 1995, and increases to an additional 6.5% per year of service for the last ten years.  Payment of salary continuation benefits to Mr. Gall is subject to his not working as an employee, independent contractor, or consultant of or for a branch of a financial institution located within a 15 mile radius of any branch of Western Sierra National Bank.  In the event there is a change of control of the Bancorp, Mr. Gall shall be entitled to a lump sum payment of the present value (using the Applicable Federal Rate) of $165,000 being paid in 180 monthly installments beginning on the first day of the month following the consummation of the change of control.  In the event Mr. Gall is entitled to salary continuation benefits and dies prior to receiving all 180 monthly payments, then no further payments are to be paid pursuant to the salary continuation agreement after his death, but the beneficiaries of Mr. Gall shall be entitled to benefits of a split dollar agreement between Mr. Gall and Western Sierra National Bank.  Pursuant to the split dollar agreement, upon Mr. Gall’s death, his properly designated beneficiaries would be entitled to 75% of the difference between the death proceeds of certain life insurance policies with Mr. Gall as the insured and the cash value of such policies.  Western Sierra National Bank would be entitled upon the death of Mr. Gall, the remaining 25% of such difference.

On December 4, 1997, Western Sierra National Bank entered into an agreement with Mr. Dowdell to provide him with severance benefits of up to two years’ worth of his regular compensation at the time of severance of employment in the event of an Acquisition.  The amount of the severance payment will be calculated as stated in the severance agreement and is determined by the total assets of Western Sierra National Bank at the time of the Acquisition.  The severance agreement is for a term of 5 years, and in the event of an Acquisition, if Mr. Dowdell is not retained by the resulting corporation for at least one to two years in a position comparable to that of the highest level senior vice president of the resulting corporation or a position accepted by Mr. Dowdell, or the resulting corporation reduces his base salary from his base salary at the time of the Acquisition during the next one to two years following the Acquisition, then the resulting corporation shall pay him the severance payment in a lump sum.  The severance agreement was extended for an additional five years in 2002.

Mr. Dowdell has salary continuation agreements which provides that Western Sierra National Bank will pay him $75,000 per year for 15 years following his retirement from Western Sierra National Bank at age 65 or later (“Retirement Age”).  During 2004 the cost to the Company for benefits vested under this agreement was approximately $9,000.  In the event of disability while Mr. Dowdell is actively employed prior to Retirement Age, he will receive a benefit amount that is a percentage of the $75,000 per year for 15 years based on the vesting schedule below beginning at the earlier of the time when he reaches age 65 or the date on which he is no longer entitled to disability benefits provided by Western Sierra National Bank.  In the event Mr. Dowdell dies after being disabled, his beneficiaries would be entitled to such salary continuation benefits.  In the event of termination without cause or voluntary termination, Mr. Dowdell shall receive a benefit amount that is a percentage of the $75,000 per year for 15 years based on the vesting schedule below beginning with the month following the month in which Mr. Dowdell attains age 65 or beginning with the month following his death, if earlier.  The vesting schedule is 4% per year of service beginning January 1, 2000.  In the event of any (i) merger, consolidation or reorganization of the Bancorp in which (A) the Bancorp does not survive or (B) the Bancorp survives with a resulting change in beneficial ownership of the Bancorp of more than 50% of the voting shares, (ii) sale of more than 50% of the beneficial ownership of the voting shares of the Bancorp to any person or group of persons acting in concert, or (iii) transfer or sale of more than 50% of the total market value of the assets of the Bancorp (any of these events shall be referred to as a “Bancorp Acquisition,” Mr. Dowdell shall receive a lump sum at the time of the consummation of such transaction  equal to the present value of the aggregate amount of the $75,000 per year being paid for a period of 15 years in 180 monthly installments beginning on the first day of the month following the consummation of such transaction discounted using the long term monthly Applicable Federal Rate at the time of the consummation of such transaction.  The lump sum payment is reduced if such payment when aggregated with all other payments considered for purposes of calculating a parachute payment results in an excess parachute payment as defined under Section 280G of the Code.  Payment of salary continuation benefits to Mr. Dowdell is subject to his not working as an employee, independent contractor, or consultant of or for a financial institution located within a 35 mile radius of the head office of Western Sierra National Bank within a period of three years from the date of termination of employment.

In the event Mr. Dowdell dies while employed by Western Sierra National Bank or dies after retirement, then pursuant to a split dollar agreement between Mr. Dowdell and Western Sierra National Bank, his properly designated beneficiaries would be entitled to 75% of the difference between the death proceeds of certain life insurance policies with Mr. Dowdell as the insured and the cash value of such policies, however in the event of Mr. Dowdell dying after retirement, the aggregate amount paid under Mr. Dowdell’s salary continuation agreement and split dollar agreement shall be limited no more than the total of the 180 monthly payments that would have been paid to Mr. Dowdell under his salary continuation agreement as if Mr. Dowdell retired and died after receiving all 180 monthly payments.  Western Sierra National Bank would be entitled upon the death of Mr. Dowdell to the remaining difference.  Mr. Dowdell would be considered as being employed for purposes of the split dollar agreement in the event Mr. Dowdell has at least 12 years of service with Western Sierra National Bank and is disabled for the entire period between the time of his disability and death or is on a Western Sierra National Bank board approved leave of absence.

Mr. Nordell entered into an agreement with Lake Community Bank, a subsidiary of Bancorp to provide him with severance benefits of up to two years’ worth of his base salary determined as of the month prior to a triggering event if after a triggering event (i) he is not retained by the resulting corporation for a period of two years in a position acceptable to him or a position comparable to that of the highest level vice president of the resulting corporation or (ii) his base salary is reduced at any time during the two years following the triggering event.  A triggering event is any (i) merger or consolidation involving Lake Community Bank in which (A) the Lake Community Bank does not survive or (B) the shareholders of Bancorp at the time immediately prior to such merger will own less than 50% of the voting equity interests of the surviving corporation after such merger, (ii) the transfer of all or substantially all of the assets of Lake Community Bank, (iii) a sale of the stock of Lake Community Bank representing more than 50% of the aggregate voting power of all outstanding stock of Lake Community Bank to any person or entity, or group of persons acting in concert.   The severance agreement is for a term expiring on April 30, 2004.

Mr. Nordell  has salary continuation agreements which provides that Lake Community Bank will pay him $75,000 per year for 15 years following his retirement from Lake Community Bank at age 65 or later (“Retirement Age”).  During 2004 the cost to the Company for benefits vested under this agreement was approximately $45,000.  In the event Mr. Nordell terminates employment due to disability prior to Retirement Age, he will receive a benefit amount commencing after termination of employment and continuing for 15 years that is based on his years of service and increases yearly beginning with benefits of $1,645 per year after a partial year of service to benefits of $75,000 per year after 15 years of service.  In the event Mr. Nordell dies after disability payments have begun, his beneficiaries would be entitled to such salary continuation benefits.  In the event, Mr. Nordell is actively employed by Lake Community Bank and dies prior to Retirement Age, his beneficiaries would be entitled to benefits of $75,000 per year for 15 years beginning the month after his death.  In the event of early termination of employment with Lake Community Bank, Mr. Nordell would receive salary continuation benefits based on his years of service and receive up to a benefit of $48,355 per year for 15 years based on 14 years of service with benefit payments commencing at age 65.  In the event Mr. Nordell dies after salary continuation benefits for early termination or normal retirement have begun, his beneficiaries would be entitled to the remainder of such benefits as if he had survived to receive the remainder of benefits for the fifteen years.  In no event are salary continuation benefits paid under the agreement if Mr. Nordell is terminated for cause.   In the event of any change of control of the Lake Community Bank, Mr. Nordell shall receive benefits under the agreement of $75,000 per year paid for a period of 15 years in 180 monthly installments beginning on the first day of the month following his termination of employment with Lake Community Bank.  The benefit payments upon a change of control to Mr. Nordell are reduced so that the payments to not result in an excess parachute payment as defined under Section 280G of the Code.

Mr. Briner has salary continuation agreements which provides that Auburn Community Bank will pay him $50,000 per year for 15 years following his retirement from Auburn Community Bank at age 67 or later (“Retirement Age”).   During 2004 the cost to the Company for benefits vested under this agreement was approximately $87,000.   In the event Mr. Briner terminates employment due to disability prior to Retirement Age, he will receive a benefit amount commencing after termination of employment and continuing for 15 years that is based on his years of service and in accordance with the contracts vesting schedule.  In the event Mr. Briner dies after disability payments have begun, his beneficiaries would be entitled to such salary continuation benefits.  In the event, Mr. Briner is actively employed by Auburn Community Bank and dies prior to Retirement Age, his beneficiaries would be entitled to benefits of $50,000 per year for 15 years beginning the month after his death.  In the event of early termination of employment with Auburn Community Bank, Mr. Briner would receive salary continuation benefits based on his years of service.  In the event Mr. Briner dies after salary continuation benefits for early termination or normal retirement have begun, his beneficiaries would be entitled to the remainder of such benefits as if he had survived to receive the remainder of benefits for the fifteen years.  In no event are salary continuation benefits paid under the agreement if Mr. Briner is terminated for cause.   In the event of any change of control of the Auburn Community Bank, Mr. Briner shall receive benefits under the agreement of $50,000 per year paid for a period of 15 years in 180 monthly installments beginning on the first day of the month following his termination of employment with Auburn Community Bank.  The benefit payments upon a change of control to Mr. Briner are reduced so that the payments to not result in an excess parachute payment as defined under Section 280G of the Code.

Mr. Briner entered into an agreement with Auburn Community Bank, a subsidiary of Bancorp to provide him with severance benefits of up to two years’ worth of his base salary determined as of the month prior to a triggering event if after a triggering event (i) he is not retained by the resulting corporation for a period of two years in a position acceptable to him or a position comparable to that of the highest level vice president of the resulting corporation or (ii) his base salary is reduced at any time during the two years following the triggering event.  A triggering event is any (i) merger or consolidation involving Auburn Community Bank in which (A) the Auburn Community Bank does not survive or (B) the shareholders of Bancorp at the time immediately prior to such merger will own less than 50% of the voting equity interests of the surviving corporation after such merger, (ii) the transfer of all or substantially all of the assets of Auburn Community Bank, (iii) a sale of the stock of Auburn Community Bank representing more than 50% of the aggregate voting power of all outstanding stock of Auburn Community Bank to any person or entity, or group of persons acting in concert.  In addition if the Board of Directors terminates his employment for any reason other than for cause Mr. Briner shall be entitled twenty four months of base salary.

During 2004, Mr. Koonce executed a salary continuation agreements which provides that Western Sierra National Bank will pay him $36,000 per year for 10 years following his retirement from Western Sierra National Bank at age 67 or later (“Retirement Age”).   During 2004 the cost to the Company for benefits vested under this agreement was approximately $126,000.   In the event Mr. Koonce terminates employment due to disability prior to Retirement Age, he will receive a benefit amount commencing after termination of employment and continuing for 10 years that is based on his years of service and in accordance with the contracts vesting schedule.  In the event Mr. Koonce dies after disability payments have begun, his beneficiaries would be entitled to such salary continuation benefits.  In the event, Mr. Koonce is actively employed by Western Sierra National Bank and dies prior to Retirement Age, his beneficiaries would be entitled to benefits of $36,000 per year for 10 years beginning the month after his death.  In the event of early termination of employment with Western Sierra National Bank, Mr. Koonce would receive salary continuation benefits based on his years of service.  In the event Mr. Koonce dies after salary continuation benefits for early termination or normal retirement have begun, his beneficiaries would be entitled to the remainder of such benefits as if he had survived to receive the remainder of benefits for the fifteen years.  In no event are salary continuation benefits paid under the agreement if Mr. Koonce is terminated for cause.   In the event of any change of control of the Western Sierra National Bank, Mr. Koonce shall receive benefits under the agreement of $36,000 per year paid for a period of 10 years in 120 monthly installments beginning on the first day of the month following his termination of employment with Western Sierra National Bank.  The benefit payments upon a change of control to Mr. Koonce are reduced so that the payments to not result in an excess parachute payment as defined under Section 280G of the Code.

On February 10, 2004, the Bancorp entered into an agreement that provides for severance benefits to Mr. Koonce in the event of a Bancorp Acquisition and his termination or constructive termination of employment within 6 months of such Bancorp Acquisition.  A Bancorp Acquisition is (i) any merger or consolidation where Bancorp is (A) not the surviving or resulting corporation or (B) the shareholders of Bancorp at the time immediately prior to such merger will own less than 50% of the voting equity interests of the surviving corporation after such merger, (ii) a transfer of all or substantially all of the assets of Bancorp, or (iii) a sale of the equity securities of Bancorp representing more than 50% of the aggregate voting power of all outstanding equity securities of Bancorp to any person or entity, or any group of persons or entities acting in concert.  Mr. Koonce would be paid severance benefits of 6 months of his regular monthly base salary based on his monthly base salary for the month immediately prior to such Bancorp Acquisition if following a Bancorp Acquisition he is (i) not retained by the surviving corporation for a period of at least 6 months following the Bancorp Acquisition in (A) a position comparable to that of the highest level executive vice president of the resulting corporation or (B) a position accepted by him, or (ii) the surviving corporation within 6 months following the Bancorp Acquisition reduces his base salary from his base salary at the time immediately prior to the Bancorp Acquisition.  The severance benefits would be paid in a lump sum.  Mr. Koonce’s severance agreement is for a term expiring on December 31, 2008 and shall apply to any Bancorp Acquisition consummated prior to such termination date provided that Mr. Koonce is employed by the Bancorp as of the date of the public announcement of the Bancorp Acquisition.

On February 10, 2004, the Bancorp entered into an agreement that provides for severance benefits to Mr. Gould in the event of a Bancorp Acquisition and his termination or constructive termination of employment within 18 months of such Bancorp Acquisition.  A Bancorp Acquisition is (i) any merger or consolidation where Bancorp is (A) not the surviving or resulting corporation or (B) the shareholders of Bancorp at the time immediately prior to such merger will own less than 50% of the voting equity interests of the surviving corporation after such merger, (ii) a transfer of all or substantially all of the assets of Bancorp, or (iii) a sale of the equity securities of Bancorp representing more than 50% of the aggregate voting power of all outstanding equity securities of Bancorp to any person or entity, or any group of persons or entities acting in concert.  Mr. Gould would be paid severance benefits of 18 months of his regular monthly base salary based on his monthly base salary for the month immediately prior to such Bancorp Acquisition if following a Bancorp Acquisition he is (i) not retained by the surviving corporation for a period of at least 18 months following the Bancorp Acquisition in (A) a position comparable to that of the highest level executive vice president of the resulting corporation or (B) a position accepted by him, or (ii) the surviving corporation within 18 months following the Bancorp Acquisition reduces his base salary from his base salary at the time immediately prior to the Bancorp Acquisition.  The severance benefits would be paid in a lump sum.  Mr. Gould’s severance agreement is for a term expiring on December 31, 2008 and shall apply to any Bancorp Acquisition consummated prior to such termination date provided that Mr. Gould is employed by the Bancorp as of the date of the public announcement of the Bancorp Acquisition.

Report of the Bancorp’s Directors Compensation Committee on Executive Compensation

Compensation Policies.  The Bancorp established a Compensation Committee in 2002.  The committee consists of Directors Eames (Chairman) , Kleinert (Vice Chairman) , Haldeman, Bruno Bacchi and Fisher.  The purpose of the Compensation Committee includes reviewing policies, reviewing human resource issues, granting stock options and approving other personnel matters which are in excess of management’s authority.  The Compensation Committee establishes the compensation plans and specific compensation levels of the Bancorp’s Chief Executive Officer and other executive officers.  The Compensation Committee reviews its approach to executive compensation annually.  As part of the due diligence the Compensation Committee conducts periodic outside reviews of California peers as well as national peers.

The Compensation Committee believes that executive officer compensation should be closely aligned with the performance of the Bancorp on a short-term and long-term basis, and that such compensation should be structured to assist the Bancorp in attracting and retaining key executives critical to its long-term success.  To that end, the Compensation Committee’s policy for compensation packages of executive officers consists of three components: (i) an annual base salary; (ii) an annual incentive bonus based on the Bancorp’s performance, and, in certain cases, individual performance as well; and (iii) stock option awards and salary continuation plans designed to link shareholder interests with those of executive management by providing long-term incentives to executive officers.  The performance based aspects, items (ii) and (iii) above, are considered major elements of the overall compensation program.

Executive Officer Compensation.

Base Salary:  The Compensation Committee establishes a fixed base salary program for executive officers, which is reviewed annually.  In establishing base salaries, the Compensation Committee considered salaries of comparably sized California bank holding companies.  Executive officers may have their salaries adjusted from time to time as the size, complexity, and earnings of the bank holding companies change, in order to ensure that total compensation remains competitive.

Annual Incentives:  The Compensation Committee believes that incentives for officers are a key component for ensuring continued growth in shareholder value through increased earnings.  Accordingly, executive officers earn bonuses based upon formulas approved by the Board.

All executive officers are entitled to participate in the Bancorp’s 401(k) and ESOP programs, but are subject to limitations on contributions and allocations as required by regulation.

Long-term Incentives:  Long-term incentives are provided through the grant of stock options to certain employees of the Bancorp including executive officers.  Stock options are granted at the market value prevailing on the date of grant and are intended to retain and motivate key management to improve the Bancorp’s long-term shareholder value, as the options only have value if the market price of the underlying stock appreciates after the date granted.  Another long term incentive provided to certain executive officers is the salary continuation agreement which provides retirement benefits based upon years of service.

The Bancorp’s 401(k) and ESOP recognizes and rewards employees for their efforts by making contributions to employees at the discretion of the Board.

Chief Executive Officer Compensation.

Base Salary:  Mr. Gall is subject to the same annual salary review program as other executive officers of the Bancorp.  As such, the Compensation Committee targeted Mr. Gall’s base salary at the competitive median for comparable sized California banks demonstrating comparable net earnings as taken from a variety of reliable sources.  Mr. Gall’s current base salary is believed reasonable by the Compensation Committee based upon reference to competitive pay practices and the previously described compensation approach to executive officers.  The Compensation Committee believes that the performance based compensation program, as it related to the Chief Executive Officer, offers substantial additional compensation incentive to reward Mr. Gall for successful results.

Performance Based Compensation:  Mr. Gall is eligible to participate in the same short-term and long-term incentive plans as the other executive officers of the Bancorp.  In addition, some terms of the bonus plan for the Chief Executive Officer are different than the other executive officers.

Pursuant to the provisions of the performance based compensation plan for the Chief Executive Officer, Mr. Gall was awarded a cash bonus of $379,210 resulting from the Bancorp’s performance during 2004.  Mr. Gall was entitled to 90% of this bonus to be paid in 2005 with the remainder to be paid in 2006 provided Mr. Gall is still employed by Bancorp at such time.  Mr. Gall was also entitled to 10% of the 2003 bonus for a total payout of $375,275 of which 20% was deferred and therefore $300,220 was actually paid out in January 2005.  In addition, Mr. Gall was granted options in April 2004 to purchase 15,000 shares of Common Stock at $28.73 per share, the prevailing market value per share at the date of grant.

Long Term Incentive Compensation: In addition to stock options, Mr. Gall has a salary continuation agreement that provides him with retirement benefits which is further described in the section entitled “Employment Contracts.”  This agreement was modified in 2002 to accelerate the vesting period from age 65 to age 60 and increase the salary continuation benefit from $142,500 to $165,000, which the Board determined to be reasonable and appropriate in view of the increase in the size of the Bancorp and the performance by the Bancorp under the guidance of Mr. Gall.

The Compensation Committee Interlocks and Insider Participation

Directors Eames (Chairman), Kleinert (Vice Chairman), Jahn, Bacchi, Bruno and Haldeman served as members of the Compensation Committee during 2004.

In February 2004, Auburn Community Bank, a subsidiary of the Company, executed a lease for a 5,000 square foot facility to serve as the Bank’s primary headquarters and main branch.  The facility is owned by a limited partnership in which Jan Haldeman, a director of the Company has a 30% ownership interest.  The terms of lease include a start rent of $1.71 per foot.  Prior to executing the agreement, management consulted with an independent third party local real estate advisor and found the terms and conditions to be fair and reasonable.

Western Sierra Bancorp

Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Western Sierra Bancorp	100.00	79.21	125.72	215.28	400.90	490.74
NASDAQ Composite	100.00	60.82	48.16	33.11	49.93	54.49
SNL Western Bank Index	100.00	132.40	115.78	126.67	171.59	195.00

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Some of the Bancorp’s directors and executive officers and their immediate families as well as the companies with which they are associated are customers of, or have had banking transactions with the Banks in the ordinary course of business, and the Banks expect to have banking transactions with such persons in the future.  In management’s opinion, all loans and commitments to lend included in such transactions were made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and, in the opinion of management, did not involve more than a normal risk of collectability or present other unfavorable features.

Some of the directors and officers of the Bancorp and Banks have spouses that are also officers or employees of the Bancorp or a bank subsidiary of the Bancorp.

Ms. Lesa Gall, the spouse of Gary Gall (President and Chief Executive Officer and Director of the Bancorp) was an Operations System Analyst and  officer of the Bancorp in 2004 and terminated employment with the Bancorp effective March 31, 2005.  In 2004, Ms. Gall’s salary was $92,900, and she earned for the year 2004 a bonus of $20,000 which was paid in 2005.  As part of Ms. Gall’s severance package in recognition of her valued employment with the Bancorp and Western Sierra National Bank since 1987 (including a period in which she was Chief Financial Officer) the Bancorp Board of Directors approved the acceleration of the vesting of her unvested stock options and salary continuation benefits and approved an 18 month consulting agreement with her.  The acceleration of her unvested stock options resulted in the full vesting  of options to acquire 2,554 shares with a net realizable value of $46,583 assuming a stock price of $36 per share of the Bancorp’s common stock.  The acceleration of the vesting of her salary continuation plan, at a cost of approximately $115,000 to the Company, resulted in her being vested at 100% instead of at 28% .  At age 65, Ms. Gall (who is now 47 years of age) under her salary continuation agreement would be entitled to $50,000 per year for 15 years.  Ms. Gall, under her consulting agreement which commenced on April 1, 2005, agrees to provide consulting services as requested by Bancorp, including, but not limited to, the areas of merger, acquisition and integration issues related to the Bancorp and its subsidiaries in consideration for an earned retainer of $2,000 per month plus $80 per hour for each hour of service that she is requested to provide consulting services.  In addition, Ms. Gall’s consulting agreement contains noncompetition and nonsolititation clauses, where Ms. Gall agrees to not compete with the Bancorp and its subsidiaries and not solicit their employees.

Mr. Jeff Gall, son of Gary Gall, is an Assistant Vice President/Financial Planning and Analysis with the Bancorp and earned approximately $62,000 in salary and bonus in 2004.  Mr. Jeff Gall reports directly to the Chief Financial Officer of the Bancorp, and he does not live in the same household as Mr. Gary Gall.

Ms. Deborah Nordell, Business Banking Officer is an officer of Lake Community Bank, a wholly-owned subsidiary bank of Bancorp and is the spouse of Douglas Nordell, President and Chief Executive Officer and director of Lake Community Bank and a director of the Bancorp.  In 2004, Ms. Nordell earned $35,500 in salary and a bonus of $2,500.

Ms. Kathleen Rowden is a Mortgage Loan Officer with Central California Bank, a wholly-owned subsidiary of the Bancorp and is the spouse of Fred Rowden, President and Chief

Executive Office and director of Central California Bank.  Ms. Rowden is paid by Central California Bank on a commission basis only and earned commissions of $37,700 in 2004.  Each of these spouses reports to an officer other than her spouse.

SHAREHOLDER PROPOSALS

The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for the Bancorp’s 2006 Annual Meeting of Shareholders was December 31, 2005.  As to shareholder proposals, which are not contained in the proxy statement, SEC rules specify that certain requirements in the bylaws of the Bancorp be satisfied.  The bylaws require that any shareholder wishing to make a nomination for director give advance notice of the nomination which shall be sent or delivered to the President of the Bancorp the later of, 21 days prior to any meeting of shareholders called for the election of directors, or 10 days after the date the notice of such meeting is sent to shareholders.

OTHER MATTERS

Management does not know of any matters to be presented at the Meeting other than those set forth above.  However, if other matters come before the Meeting, it is the intention of the persons named in the accompanying Proxy as proxyholders to vote the shares represented by the Proxy in accordance with the recommendations of management on such matters, and discretionary authority to do so is included in the Proxy.

WESTERN SIERRA BANCORP

/s/ Anthony J. Gould
Dated: April 15, 2005	Anthony J. Gould, Secretary

The Annual Report to Shareholders for the fiscal year ended December 31, 2004 is being mailed concurrently with this Proxy Statement to all shareholders of record as of April 6, 2005.

IT IS VERY IMPORTANT THAT EVERY SHAREHOLDER VOTE.  WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

IN ORDER TO PROVIDE ADEQUATE MEETING ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.

A copy of the Bancorp’s annual report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2004 is available without charge upon written request to Ms. Donna Drake at 4080 Plaza Goldorado Circle, Cameron Park, California 95682.

PROXY

WESTERN SIERRA BANCORP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.  The undersigned hereby appoints Messrs. William Fisher and Howard Jahn, each of them as proxyholders with full power of substitution, to represent, vote and act with respect to all shares of common stock of Western Sierra Bancorp (the “Bancorp”) which the undersigned would be entitled to vote at the meeting of shareholders to be held on May 17, 2005 at 5:00 p.m., at the Cameron Park Country Club, 3201 Royal Drive, Cameron Park, California or any adjournments thereof, with all the powers the undersigned would possess if personally present as follows:

1.             Election of ten (10) persons to be directors.

Charles W. Bacchi	Jan T. Haldeman
Matthew Bruno	Howard A. Jahn
Lary A. Davis	Alan J. Kleinert
William M. Eames	Lori A. Warden
William J. Fisher	Gary D. Gall

☐	FOR ALL NOMINEES LISTED ABOVE	☐	WITHHOLD AUTHORITY
(Except as marked to the contrary below)

(INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee’s name on the space below.)

2.             Approval of the technical amendments to the Bancorp’s stock option plans as more fully described in Proposal 2 of the proxy statement.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.             Ratification of the appointment of Perry-Smith LLP as the Bancorp’s independent accountants.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.             Transaction of such other business as may properly come before the meeting and any adjournments or adjournments thereof.

PLEASE SIGN AND DATE BELOW

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS.  The Proxy confers authority to vote and shall be voted in accordance with such recommendation unless a contrary instruction is indicated, in which case, the shares represented by the Proxy will be voted in accordance with such instruction.  IF NO INSTRUCTION IS SPECIFIED WITH RESPECT TO THE MATTER TO BE ACTED UPON, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.  IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.

(Please date this Proxy and sign your name as it appears on your stock certificates.  Executors, administrators, trustees, etc., should give their full title.  If a corporation, please sign in full corporate name by the president or other authorized officer.  If a partnership, please sign in partnership name by an authorized person. All joint owners should sign.)

☐	I DO	☐	I DO NOT EXPECT TO ATTEND THE MEETING.

(Number of Shares)

(Please Print Your Name)

(Please Print Your Name)

(Date)

(Signature of Shareholder)

(Signature of Shareholder)

(Email Address)

THIS PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH THE SECRETARY OF THE BANCORP A DULY EXECUTED PROXY BEARING A LATER DATE OR AN INSTRUMENT REVOKING THIS PROXY, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.